Exhibit 99.1

FOR IMMEDIATE RELEASE

Tuatara Capital Acquisition Corporation Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing April 5, 2021

New York, April 2, 2021 – Tuatara Capital Acquisition Corporation (the “Company”) announced that, commencing April 5, 2021, holders of the units sold in the Company's initial public offering of 20,000,000 units completed on February 16, 2021, including the units sold pursuant to the partial exercise of the underwriters’ over-allotment option of 2,500,000 units, may elect to separately trade the Class A ordinary shares and warrants included in the units. Class A ordinary shares and warrants that are separated will trade on the Nasdaq Capital Market under the symbols “TCAC” and “TCACW,” respectively. Those units not separated will continue to trade on the Nasdaq Capital Market under the symbol “TCACU.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus may be obtained for free from J.P. Morgan Securities LLC at Attn: Equity Syndicate Desk, 383 Madison Avenue, New York, New York 10179, by fax at (212) 622-8358 and BMO Capital Markets Corp. at Attn: US Syndicate, 3 Times Square, 25th Floor, New York, New York 10036, by telephone at (866) 864-7760.

About Tuatara Capital Acquisition Corporation

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus its search for businesses in the cannabis industry that are compliant with all applicable laws and regulations. The management team includes Albert Foreman, the Company’s Chief Executive Officer and director; Mark Zittman, the Company’s Chief Operating Officer and director; and Sergey Sherman, the Company’s Chief Financial Officer.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

For more information, please contact:

For inquiries please contact: Sergey Sherman, Chief Financial Officer

Telephone: (917) 460-7680

Email: sergey@tuataraspac.com